Exhibit 99-B.8.43

ASSIGNMENT AND
RULE 22C-2 AGREEMENT

This AGREEMENT, dated no later than April 16, 2007, is effective as of the 16th day of
October, 2007, between Professional Funds Distributor, LLC (PFD) as principal underwriter for each of the funds listed on the attached Schedule A (the “Funds”) and ING Life Insurance and
Annuity Company, ING National Trust, ING USA Annuity and Life Insurance Company,
ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, Security
Life of Denver Insurance Company and Systematized Benefits Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).

WHEREAS, the Intermediaries have adopted policies and procedures to monitor and deter excessive trading activity within the mutual funds, including the Funds, available through the variable annuity, variable life insurance and variable retirement plan products which they offer
(the “Variable Products”); and

WHEREAS, the Intermediaries’ policies and procedures to monitor and deter excessive trading activity within the mutual funds available through their Variable Products are attached hereto and made part of this Agreement as Schedule B (the “Excessive Trading Policy”);

WHEREAS, PFD seeks to assign all of its rights and obligations under the Fund Participation
Agreement (“Agreement”) with the Funds to PFPC Distributors, Inc. (“PFPC”) and PFPC and
the Funds desire for the Intermediaries to monitor and deter excessive trading activity in the
Funds in accordance with the Intermediaries’ Excessive Trading Policy; and

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree as follows:

A. Assignment of Agreement.

1. Effective _____________, PFD does hereby assign all of its rights, obligations, and interests under the Agreement to PFPC and PFPC does hereby assume all of PFD’s rights, duties and obligations arising under the Agreement.

B. Agreement to Monitor and Deter Excessive Trading Activity.

1. The Intermediaries agree to monitor and deter excessive trading activity in the
Funds which are available through their Variable Products in accordance with the Intermediaries’
Excessive Trading Policy. Said Excessive Trading Policy may be amended from time to time with the consent of the parties, which consent will not be unreasonably withheld.

2. The Intermediaries agree to provide the Funds with the taxpayer identification number (“TIN”), if requested, or any other identifying factor that would provide acceptable assurances of the identity of all shareholders that are restricted to regular U.S. mail trading under the Intermediaries’ Excessive Trading Policy.

C.	Agreement to Provide Shareholder Information.

1. Each Intermediary agrees to provide the Funds, upon written request, the following shareholder information with respect to Covered Transactions involving the Funds:

a.	The taxpayer identification number (“TIN”) or any other government issued identifier, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

b.	The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and

c.	Any other data mutually agreed upon in writing.

2. Under this Agreement the term “Covered Transactions” are those transactions which the Intermediaries consider when determining whether trading activity is excessive as described in their Excessive Trading Policy.

3. Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. However, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request unless the Funds deem it necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

4. Each Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than fifteen (15) business days after receipt of such request, provided that such information resides in its books and records. If shareholder information is not on the Intermediary’s books and records, the Intermediary agrees to obtain and transmit or have transmitted the requested information for Shareholders who hold an account with an indirect intermediary.. In the event the Intermediary is unable to obtain or have transmitted such information, the Fund may direct, in writing, the Intermediary to restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund, in accordance with the provisions of Section B below.

D.	Agreement to Restrict Trading.

1. Each Intermediary agrees to execute written instructions from the Funds to restrict or prohibit further Covered Transactions involving the Funds shares by a shareholder who has been identified by the Funds as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of the
Funds’ shares.

2.a.	For those shareholders whose information is on the Intermediaries' books and records, the Intermediaries agree to execute or have executed the written instructions from the

Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than ten (10)
business days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have been executed but not later than 10 business days after the instructions have been executed.

2.b. For those shareholders whose information is not on the Intermediaries' books and records, the Intermediaries agree to use reasonable efforts to execute the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than
10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the Funds’ written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the indirect intermediary.

3. Instructions to restrict or prohibit further Covered Transactions involving the
Funds shares must include:

a. A statement from the Fund that the shareholder’s trading activity has either violated the Fund’s frequent trading policy or, in the Fund’s sole discretion, such trading activity has been deemed disruptive;

b. The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

c. The TIN or any other government issued identifier, if known by the Funds, that would help the Intermediaries determine the identity of affected shareholder(s); and

d. Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of
Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the
Intermediary’s Variable Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

E. Limitation on Use of Information.

Both PDI and the Funds agree neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it. Neither PDI or the Fund or any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The
Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.

If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii)
take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability (including reasonable legal fees ) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this Agreement.

In the event that the Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement, the Fund shall provide
Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the Intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.

F. Prior Agreements.

The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Funds and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of
Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

G. Notices.

1. Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or
e-mail, or by mail, postage prepaid, addressed:

                                      a. If to Intermediaries, to:

ING U.S. Financial Services
Attention: Jacqueline Salamon
	Address:	151 Farmington Avenue
Hartford, CT 06156-8975
	Phone:	860-723-2242
	Fax:	860-723-2214
	Email:	Jacqueline.Salamon@us.ing.com

b.	If to the Fund, to:

PFPC Distributors, Inc._
Attention: Christine Mason
	Address:	760 Moore Road, Mail Stop: F4-F760-2B-1
King of Prussia, PA 19406
	Phone:	610-382-8645
	Fax:	610-382-8567
	Email:	christine.mason@pfpc.com

2.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance Company
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING National Trust		Systematized Benefits Administrators Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name and	Jacqueline Salamon
and Title:	Authorized Representative	Title:	Authorized Representative
ING USA Annuity and Life Insurance		Professional Funds Distributor, LLC
Company
By:	/s/ Jacqueline Salamon	By:	/s/ Jennifer DiValerio
Name	Jacqueline Salamon	Name
and Title:	Authorized Representative	and Title:	VP - Jennifer DiValerio
ReliaStar Life Insurance Company
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative
ReliaStar Life Insurance Company of New		PFPC DISTRIBUTORS, INC.
York
By:	/s/Jacqueline Salamon	By:	/s/ Bruno DiStefano
Name	Jacqueline Salamon	Name	Bruno DiStefano
and Title:	Authorized Representative	and Title:	Vice President

Schedule A

Professional Funds Distributor, LLC (the “Fund”) is principal underwriter for each series/portfolio of the following funds:

Fund Name	Share	Ticker	CUSIP
	Class	Symbol

CRM Small Cap Value Fund*	Institutional	CRISX	92934R785
CRM Small Cap Value Fund*	Investor	CRMSX	92934R793
CRM Mid Cap Value Fund*	Institutional	CRIMX	92934R769
CRM Mid Cap Value Fund*	Investor	CRMMX	92934R777
CRM Small/Mid Cap Value Fund	Institutional	CRIAX	92934R116
CRM Small/Mid Cap Value Fund	Investor	CRMAX	92934R124
CRM Small/Mid Cap Value Fund	Advisor	CRAAX	12626X825
CRM Mid/Large Cap Value Fund	Institutional	CRIGX	12628J105
CRM Mid/Large Cap Value Fund	Investor	CRMGX	12628J204
CRM Mid/Large Cap Value Fund	Advisor	CRAGX	12626X817
CRM All Cap Value Fund	Institutional	CRIEX	12626X833
CRM All Cap Value Fund	Investor	CRMEX	12626X841
CRM All Cap Value Fund	Advisor	CRAEX	12626X858

*With certain limited exceptions, the CRM Small Cap Value Fund and CRM Mid Cap
Value Fund are currently closed to new investors.

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Schedule B

ING “Excessive Trading” Policy

The ING family of insurance companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment
Company Act of 1940, as amended. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:

	a.	More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING’s definition of Excessive Trading; or

	b.	Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

	a.	Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);

	b.	Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;

	c.	Purchases and sales of fund shares in the amount of $5,000 or less;

	d.	Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and

	e.	Transactions initiated by a member of the ING family of insurance companies.

2.	If ING determines that an individual has made a purchase of a fund within 60 days of a prior round- trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

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3.	If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.	Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.	ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in this Policy.

6.	Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.

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